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                                                                   EXHIBIT 10.16


                                    AGREEMENT


         THIS AGREEMENT (the "Agreement") dated as of this 22nd day of December, 2000, is made by and between OCEANIC EXPLORATION COMPANY, a Delaware corporation ("Oceanic") and MAUREEN SULLIVAN ("Employee").

                                    RECITALS

         WHEREAS, Oceanic desires to employ Employee and to enter into an agreement with Employee embodying the terms of that relationship, and

         WHEREAS, Employee is willing to accept such employment by Oceanic on the terms set forth herein;


                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and other good and valuable consideration, Oceanic and Employee hereby agree as follows:

         1. Employment Period. Employment Period shall mean the period commencing January 1, 2001 (the "Effective Date") and ending on December 31, 2003 (the "Term Date"). Oceanic shall provide to Employee ninety (90) days written notice of either its intention to allow this agreement to expire on the Term Date or to renegotiate a continuation or extension of this agreement.

         2. Employment. Subject to the terms and conditions provided herein, Oceanic hereby agrees, during the Employment Period to employ Employee as the President of Alliance Staffing Associates, ("Division"), a division of Oceanic. Employee hereby agrees to accept such employment during the Employment Period.

         3. Employee's Position and Duties. During the Employment Period, Employee shall have such executive and business development responsibilities and other similar duties as are assigned to Employee by Oceanic. During the Employment Period, but excluding any periods of vacation and sick leave, Employee agrees to devote all her business attention, skill and time to the business and affairs of Division and to the best of her ability to perform faithfully and efficiently the duties and responsibilities assigned to Employee under this Section 3. Among other things, Employee will be responsible for all aspects of the day to day operations of Division and will act as President of such Division.



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         4. Employee's Compensation and Benefits.

                  4.1 Base Salary. During the Employment Period, Oceanic shall pay Employee a base salary of One Hundred Fifty Thousand Dollars ($150,000) per annum, payable bi-weekly.

                  4.2 Business Expenses. Oceanic will reimburse Employee for customary and reasonable expenses incurred in the normal course of Division's business including, but not limited to, the IRS standard mileage rate for car usage in connection with Division business.

                  4.3 Other Benefits. Oceanic will reimburse Employee up to $200 per month for the first three (3) months of 2001 for medical and dental COBRA costs. Commencing April 1, 2001, and continuing during the Employment Period, Employee will be eligible to participate in each Division benefit plan or program (including without limitation, savings, four (4) weeks vacation, life insurance, medical and dental plans or programs), if any, generally applicable to employees of Division.

         5. Bonus. During the Employment Period, Employee shall be eligible for a quarterly bonus to be paid as follows:

                  5.1 For the period commencing January 1, 2001 and so long as Division is in a net loss position, the bonus will be twenty percent (20%) of the improvement in the net loss between the most recent quarter and the quarter just ended.

                  5.2 For any quarter that Division is no longer in a net loss position, the bonus will be twenty-five percent (25%) of the pretax net profit of Division for such quarter.

                  5.3 Once Division has become profitable all bonuses will be calculated pursuant to 5.2 above.

                  5.4 Bonuses will be paid thirty (30) days after the end of each calendar quarter, except at year end. The final payment for each year will be paid ninety (90) days after year end or when the annual audit of Oceanic is completed whichever is earlier.

                  5.5 Notwithstanding payment schedules set forth in paragraph 5.4, above, Employee's quarterly bonus is 100% vested on the last day of the calendar quarter for which it is calculated.

         6. Termination of Employment.

                  6.1 Death. The Employment Period shall terminate automatically upon Employee's death.

                  6.2 Cause. During the Employment Period, Oceanic may terminate Employee's employment hereunder for "Cause." For purposes of this Agreement, "Cause"



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means: (i) an act or acts of material personal dishonesty taken by, or committed at the request of, Employee and intended to result in the personal enrichment of Employee at the expense of Oceanic or one of its affiliates, (ii) failure of Employee to perform her duties hereunder which failure has not been cured within 21 days after a written notice setting forth such failure has been given to Employee, (iii) repeated willful violations by Employee of Employee's obligations under this Agreement, or (iv) the conviction (which shall include a plea of nolo contendere) of Employee of a felony.

                  6.3 Without Cause. During the Employment Period, Oceanic or Employee may terminate Employee's employment hereunder other than for Cause, upon thirty (30) days' written notice given by one party to the other.

         7. Obligations of company Upon Termination of Employment.

                  7.1 Death. If Employee's employment is terminated by reason of Employee's death, The Employment Period shall terminate on the date of death, and Employee's base salary through the date of her death shall be paid to Employee's legal representative in a lump sum in cash within thirty (30) days after the date of Employee's death.

                  7.2 Cause; Voluntary. If Employee's employment is terminated for Cause by Oceanic or by Employee voluntarily, the Employment Period shall terminate on the date of such termination of employment, and Oceanic shall pay Employee's base salary through the date of such termination. Oceanic shall have no further financial obligations hereunder.

                  7.3 Without Cause. If during the Employment Period, Oceanic terminates Employee's employment without cause, Oceanic will pay Employee six months base salary as severance pay, unless such termination is due to a sale of Division in which event Oceanic will pay Employee one year base salary as severance, payable in bi-weekly payments as during the Employment Period, provided Employee executes a Separation and Release Agreement with Oceanic.

         8. Obligations of Employee Prior to and Upon Termination of Employment.

                  8.1. Unfair Competition. Employee hereby acknowledges and agrees that the sale, misappropriation, unauthorized use or disclosure of any Confidential Information constitutes unfair competition. Employee hereby promises and agrees not to engage in any unfair competition with Oceanic and Division at any time, whether during the Employment Period or at any time thereafter.

                  For purposes of this Agreement, "Confidential Information" shall mean any and all trade secrets or proprietary or confidential information, knowledge, documents or data (including, without limitation, information concerning customers; names of customers and their contact information; customer lists; customers' business operations, habits or practices; current


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products or services; any future or proposed products or services; the fact that those products or services are planned, under consideration or in production, as well as any descriptions of the features of those products or services; prices at which the products or services are sold; manufacturing or sales costs; operation and marketing methods or strategies and related data; independent contractors, consultants, vendors or suppliers; compensation paid to employees, independent contractors or consultants and other terms or employment or engagement; lists or other written records used in connection with the business; or any other proprietary or confidential information, knowledge, documents or data of any kind, nature or description) relating or belonging to Division and/or its affiliates or subsidiaries, including Division, and its businesses. Furthermore, trade secrets shall refer to information, knowledge, documents or data, including, without limitation, a formula, pattern, compilation, program, customer list, device, method, technique or process, which (i) derives independent economic value, actual or potential, from not being generally known to the public or to persons or entities who can obtain economic value from its disclosure or use and (ii) is the subject of efforts which are reasonable under the circumstances to maintain its secrecy.

                  8.2. Confidential Information; Trade Secrets. Employee shall not at any time, whether during or after the Employment Period, unless specifically consented to in writing by the President of Oceanic either directly or indirectly, reveal, use, divulge, disclose or communicate to any person or entity, in any manner whatsoever, any Confidential Information. The parties hereto hereby stipulate and agree that strict and full compliance with the provisions of this Section 8.2 is critical and material to the successful conduct and operation of Division's business, to its goodwill, and to the protection of Division's trade secrets and proprietary and confidential information, knowledge, documents or data, and that any breach of any terms of this Section 8.2 is a material breach under this Agreement.

                  8.3 Restrictions on Use of Trade Secrets and Records. In the course of Employee's employment with Oceanic and her providing of services to Division, on the condition of confidence, Employee will have access to and become acquainted with various Confidential Information, all of which is owned by Oceanic and Division and regularly used in the conduct and operation of Division's business. All files, books, records, documents, drawings, specifications, equipment, customer lists and other items relating to the customers or business of Division or its affiliates or subsidiaries, whether they are prepared by Employee or come to Employee's possession in any other way and whether or not they contain or constitute trade secrets belonging to Division, are and shall remain the sole and exclusive property of Division and shall not be removed from the premises of Division under any circumstances whatsoever without the prior written consent of Oceanic. Employee hereby promises and agrees that she shall not, directly or indirectly, reveal, use, divulge, misappropriate, disclose or communicate any of the Confidential Information at any time, whether during or after the Employment Period, except during the Employment Period only to the extent required in the course of her employment with Division.



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                  8.4 Competing Business. At any time during the Employment
Period, Employee shall not, directly or indirectly, either as an employee, employer, consultant, independent contractor, agent, partner, shareholder, officer, director, member, manager or principal or in any individual or representative capacity, own an interest in, operate, join, control, engage or participate in, or render services of a business, commercial or professional nature to any corporation, limited liability company, partnership, proprietorship, firm, association, person or other entity, whether for compensation or otherwise, which or who is in competition in any manner whatsoever with the employee placement business of Division. The parties hereto acknowledge and agree that strict and full compliance with the provisions of this section 8.4 is necessary and appropriate in order to avoid any conflict, whether actual or apparent, of interest and to protect the Confidential Information.

                  At any time after the Employment Period, Employee shall not undertake, engage or participate in any activity, whether individually or as an employee, employer, consultant, independent contractor, agent, partner, shareholder, officer, director, member, manager or principal of any person or entity, if such undertaking, engagement or participation requires, necessitates or results in Employee to reveal, use, divulge, misappropriate, disclose or communicate to any person or entity, in any manner whatsoever, any Confidential Information.

                  8.5 Solicitation of Business. At any time, whether during or after Employee's employment with Oceanic, and for one (1) year after termination of employment with Oceanic, Employee shall not, directly or indirectly, or by action in concert with other person or entity, cause, induce or influence, or seek to cause, induce or influence, any employee, agent, representative, consultant, independent contractor or other business affiliate or associate of Oceanic to terminate his, her or its employment and/or relationship with Division. Furthermore, for a one (1) year period following the termination of Employee's employment with Oceanic for any reason, whether voluntary or involuntary, Employee shall not, directly or indirectly, reveal, use, divulge, misappropriate, disclose or communicate to any person or entity, in any manner whatsoever, the names or addresses (and other contact information) of any of the customers of Division or any other information pertaining to them, or call on, take away, or attempt to call on, solicit or take away any of the Customer Accounts (as defined below) using any Confidential Information. As used herein, "Customer Accounts" shall mean all accounts of Division and its affiliates, subsidiaries, licensees and business affiliates or associates, whether now existing or hereafter developed or acquired, including any and all accounts developed or acquired by or through the efforts of Employee.

                  8.6 Business Planning. At any time during the Employment Period, Employee shall not (i) undertake, engage or participate in planning for, or organization of, any business, commercial or professional activity competitive with the business of Division, or (ii) combine or conspire with any person, including, without limitation, employees, agents, representatives, consultants, independent contractors or other business affiliates or associates of Division, for the purpose of organizing any business, commercial or professional activity which is competitive with the business of Division or which requires, necessitates or results in Employee to reveal, use, divulge, misappropriate, disclose or communicate any Confidential Information.



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                  8.7 Third Party Confidential Information and Trade Secrets. In
the course of Employee's employment with Oceanic, on the condition of confidence, Employee will have access to and become acquainted with various trade secrets or proprietary or confidential information, knowledge, documents or data belonging to third parties which Oceanic may receive from time to time from such third parties in connection with the services or products provided by Oceanic to such third parties and/or their designates (hereafter, "Third Party Information"). Employee hereby acknowledges and agrees that the sale, misappropriation, unauthorized use or disclosure of any Third Party Information is strictly prohibited at any time, whether during or after the Employment Period. Furthermore, Employee shall not at any time, whether during or after the Employment Period, unless specifically consented to in writing by the President of Oceanic, either directly or indirectly, reveal, use, divulge, disclose or communicate to any person or entity, in any manner whatsoever, any Third Party Information. The parties hereto hereby stipulate and agree that strict and full compliance with the provisions of this Section 8.7 is critical and material to the successful conduct and operation of Oceanic's business, to its reputation and goodwill, and to the protection of its customers' and other business affiliates' or associates' trade secrets and proprietary and confidential information, knowledge, documents or data, and that any breach of any terms of this Section 8.7 is a material breach under this Agreement.

                  8.8 Ownership of Books, Records and Papers. All books and records of Division, including, without limitation, the books and records of the accounts of customers and any books and records relating in any manner whatsoever to the customers or business of Division, or its affiliates or subsidiaries, customer lists, credit reports or memoranda, reports of transactions, equipment, notebooks, documents, memoranda, reports, computer based data, files, samples, books, correspondence, lists and all other written and graphics records affecting or relating to the customers and business of Division, all documents and instruments relating to any Confidential Information prepared, used, constructed, observed or possessed by Employee; and demographic, financial or economic data obtained or discovered by Employee in the course of Employee's employment with Division, whether prepared by Employee or otherwise coming into Employee's possession or control, shall be and remain the sole exclusive property of Oceanic, regardless of who actually paid for or obtained the books, records, documents, instruments or data. If Employee pays for or obtains any book, record, document, instrument or data or any similar or other item to be used in connection with Employee's employment with Division, Employee shall immediately notify Oceanic thereof.

                  8.9 Delivery of Documents and Data on Termination of Employment. Immediately upon termination of Employee's employment with Oceanic for any reason, whether voluntary or involuntary, Employee shall immediately and without request, deliver to Division all property, books, records, documents, instruments and data pertaining to (i) Division or its customers or business (including, without limitation, those referenced herein) or (ii) Employee's employment with Division any of the Confidential Information or any of the Third Party Information, whether prepared by Employee or otherwise coming into her possession or control, which are in the possession, or under direct or indirect control, of Employee. Employee will not



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retain any written or other tangible material containing any information concerning or disclosing any of the Confidential Information or the Third Party Information.

                  8.10 Survival and Injunctive Relief. Employee agrees that the provisions of Section 8 of this Agreement shall survive the termination of this Agreement, the Employment Period and Employee's employment with Oceanic. Employee acknowledges that Oceanic has no adequate remedy at law and would be irreparably harmed if Employee breaches or threatens to breach any of the provisions of Section 8 of this Agreement, and, therefore, agrees that Oceanic shall be entitled to injunctive relief to prevent any such breach or threatened breach thereof and to specific performance of the terms of such sections (in addition to any other legal or equitable remedy Oceanic may have.)

                  8.11 Restrictions Reasonable. Employee agrees that the restrictions imposed by Section 8 are reasonable in business scope, geographic scope and duration. Employee understands that the provisions of Section 8 may affect or limit Employee's ability to earn a livelihood in a business similar to the business of Division but Employee agrees that Employee shall receive (or shall have received) sufficient consideration, remuneration and other benefits from Oceanic to make enforceable the restrictions and limitations contained in
Section 8 of this Agreement.

         9. Miscellaneous.

                  9.1 Severability. All of the provisions of this Agreement including without limitation Section 8, are intended by the parties hereto as separate and divisible provisions and, if, for any reason, any one of them (or part thereof) is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision (or part thereof) shall be affected thereby. To the extent that any covenant shall be determined to be judicially unenforceable in any one or more county, or state, or foreign sovereign, that covenant shall be construed as independent.

                  9.2 Remedies. Each and all of the several rights and remedies provided for in this Agreement shall be cumulative. No one right or remedy shall be exclusive of the others or of any right or remedy allowed in law or in equity. No failure or delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege hereunder preclude any further exercise thereof or the exercise of any other right, power or privilege. Oceanic shall not be required to give notice to Employee to enforce strict and full adherence to all terms of this Agreement

                  9.3 Material Conditions/Reasonableness of Agreement. Employee hereby acknowledges and agrees that the protections set forth in this Agreement are a material condition to her employment and continued employment with, and compensation by, Oceanic. Employee hereby acknowledges and agrees that the obligations which Employee is accepting under this



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Agreement are fair, reasonable and valid and understands that the strict and full compliance with the provisions is a material condition to Employee's employment with Oceanic.



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                  9.4 Survival of Obligations. Employee hereby acknowledges and agrees that Employee's obligations under this Agreement will continue following Employee's employment with Oceanic whether or not Employee's employment with Oceanic is terminated voluntarily or involuntarily or with or without cause.

                  9.5 Judicial Restatement. If for any reason any court of competent jurisdiction shall find the provisions of Section 8, or any other section of this Agreement, unreasonable, Employee and Oceanic agree that the restrictions and limitations contained in Section 8, or any other section of this Agreement, shall be restated so that they are effective and enforceable to the fullest extent allowed or allowable under the applicable law of any such jurisdiction.

                  9.6 Successors. This Agreement is personal to the Employee and shall not be assignable by the Employee. This Agreement shall be assignable by Oceanic.

                  9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference in the principles of conflict of laws thereunder.

                  9.8 Construction, Amendment, Notice, Taxes. The captions of this Agreement are not part of the provisions hereof and shall not have any force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives. All notices and other communications hereunder shall be in writing and shall be given by facsimile transmission, hand-delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  EMPLOYEE:         Maureen Sullivan
                                    3568 Front Street, #D
                                    San Diego, CA 92103

                  COMPANY:          Oceanic Exploration Company
                                    7800 E. Dorado Place, Suite 250
                                    Englewood, CO 80111

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Any such notice or communication shall be effective when actually received by the addressee. Oceanic may withhold from Employee any amounts payable under this Agreement any such federal, state or local taxes as shall be required by to withheld pursuant to any applicable law or regulation. This Agreement contains the entire understanding of Oceanic and Employee with respect to the subject matter hereof.



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THIS AGREEMENT RESTRICTS EMPLOYEE'S ABILITY TO DISCLOSE OR USE PROPRIETARY OR
CONFIDENTIAL INFORMATION DURING AND AFTER EMPLOYEE'S EMPLOYMENT WITH OCEANIC.

EMPLOYEE HEREBY CONFIRMS AND ACKNOWLEDGES THAT EMPLOYEE HAS READ THIS AGREEMENT CAREFULLY AND COMPLETELY AND UNDERSTANDS ITS PROVISIONS. EMPLOYEE HEREBY ACKNOWLEDGES THAT EMPLOYEE HAS RECEIVED A COPY OF THIS AGREEMENT.

                  IN WITNESS WHEREOF, Employee and Oceanic have hereunto caused this Agreement to be executed in their names and on their behalf, as of the day and year first above written.

EMPLOYEE                                    OCEANIC EXPLORATION COMPANY

/s/ Maureen Sullivan                        /s/ Charles N. Haas
----------------------------------          ------------------------------------
Maureen Sullivan                            Charles N. Haas            President